                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                       ENHANCED DEATH BENEFIT "EDB" RIDER

OVERVIEW: This EDB Rider ("Rider") is an optional rider the Owner has selected. It provides an Enhanced Death Benefit, which guarantees 5% growth and provides an annual step-up.

APPLICABILITY: This Rider is made a part of the contract to which it is attached and is effective on the issue date.

BENEFIT: The "Death Benefit" section of the "DEATH BENEFIT" provision is replaced by the following:

I. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date and before or on his/her 80th birthday, the Death Benefit will be the greatest of:

      (a) the Accumulated Value on the date on which both the death certificate and all necessary claim paperwork, as determined by the Company, have been received at the Principal Office, increased for any positive Market Value Adjustment ("MVA"), if applicable;

      (b) gross payments accumulated daily at an effective annual yield of 5%, starting on the Effective Valuation Date of each gross payment and ending on the date of death, proportionately reduced for withdrawals as they occur; and

      (c) the highest Accumulated Value on any contract anniversary prior to the date of death, as determined after being increased for any positive MVA, if applicable, and subsequent Payments, and proportionately reduced for subsequent withdrawals.

II. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date and after his/her 80th birthday, but before his/her 90th birthday, the Death Benefit will be the greatest of:

      (a) the Accumulated Value on the date on which both the death certificate and all necessary claim paperwork, as determined by the Company, have been received at the Principal Office, increased for any positive MVA, if applicable;

      (b) the value as determined by Section I(b) above on the deceased's 80th birthday, increased for subsequent Payments and proportionately reduced for subsequent withdrawals; and

      (c) the highest Accumulated Value on any contract anniversary prior to the date of death, as determined after being increased for any positive MVA, if applicable, and subsequent Payments, and proportionately reduced for subsequent withdrawals.

III. If an Owner, or an Annuitant if the Owner is a non-natural person, dies before the Annuity Date, but on or after his/her 90th birthday, the Death Benefit will be the greatest of:

      (a) the Accumulated Value on the date on which both the death certificate and all necessary claim paperwork, as determined by the Company, have been received at the Principal Office, increased for any positive MVA, if applicable;

      (b) the value as determined by Section I(b) above on the deceased's 80th birthday, increased for subsequent Payments and proportionately reduced for subsequent withdrawals;

      (c) the highest Accumulated Value on any contract anniversary prior to the deceased's 90th birthday, as determined after being increased for any positive MVA, if applicable, and subsequent Payments, and proportionately reduced for subsequent withdrawals; and

      (d) the Accumulated Value, increased for any positive MVA, if applicable, on the deceased's 90th birthday, increased for subsequent Payments, and proportionately reduced for subsequent withdrawals.

PROPORTIONATE REDUCTION: Sections I(b), I(c), II(b), II(c), III(b), III(c) and III(d) of the "Benefit" provision are proportionately reduced by withdrawals. This proportionate reduction is calculated by multiplying the Section I(b), I(c), II(b), II(c), III(b), III(c) or III(d) value, whichever is applicable, determined immediately prior to the withdrawal by the following:

                            Amount of the withdrawal
                            ------------------------
                    Accumulated Value determined immediately
                             prior to the withdrawal

CHARGE FOR BENEFIT: While this Rider is in effect, the Company will assess an EDB Charge equal to an annual percentage rate of .35% on a contract monthly basis. On the last day of each contract month, the monthly charge is deducted Pro Rata and is equal to 1/12th of the EDB Charge multiplied by the Accumulated Value of the contract on that date. The EDB Charge only applies during the Accumulation Phase.

TERMINATION:  This Rider will terminate on the earliest of the following:

      (a)    the Annuity Date;

      (b) the date the Company determines a Death Benefit is payable and the contract is not continued under a spousal takeover; or

      (c)    surrender of the contract.


                    Signed for the Company at Dover, Delaware


            /s/ Mark A. Hug                  /s/ Charles F. Cronin

               President                        Secretary



                                       2